Attachment for Sub-Items 77C & 77M

                                 ECLIPSE FUNDS
                                   811-04847
                           FOR PERIOD ENDING 4/30/04


         (a) The date of the meeting and whether it was an annual or special meeting;

         Pursuant to notice, a special meeting (the "Special Meeting") of the shareholders of Eclipse Ultra Short Duration Fund (the "Fund"), a series of Eclipse Funds (the "Trust"), was held on Wednesday, December 3, at 9:00 a.m. at the offices of New York Life Investment Management LLC ("NYLIM"), NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey, in Room C-1-B.

         (c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

         The only order of business was for the shareholders of the Fund to consider whether to approve or disapprove an Agreement and Plan of Reorganization (the "Reorganization") providing for (i) the acquisition of all of the assets of the Fund by the Eclipse Short Term Bond Fund (the "Acquiring Fund"), a series of Eclipse Funds, Inc., in exchange for shares of the Acquiring Fund, and the assumption of all liabilities of the Fund by the Acquiring Fund; and (ii) the subsequent liquidation of the Fund. It is also noted that at the September 24, 2003 meeting of the Board of Trustees of the Trust (the "Board"), the Board unanimously approved the proposal and voted to recommend approval by the Fund's shareholders. Upon shareholder approval, the proposal to change the Fund's investment objective was effective as of December 11, 2003.

         The following is a summary that shows that the votes on the matter presented before the Special Meeting held on December 3, 2003, were cast as follows:



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  No-Load Class &
Service Class Shares       Votes For       Votes Against      Votes Abstaining
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In Person                      0                 0                    0
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By Proxy                   6,673,259           55,915              11,371
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TOTAL                      6,673,259           55,915              11,371
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